EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

DISMISSAL OF COMPLAINTS AGAINST NORTHERN STAR BANK

MANKATO, Minnesota (February 26, 2004) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced the dismissal, with prejudice, of all claims asserted by plaintiffs against Northern Star Bank in United States District Court, District of Minnesota.  The complaints arose two years ago when the Bank made loans to plaintiffs in 2000 and Plaintiffs used the proceeds of the loans to make an unsecured investment in Phenix Biocomposites.  Phenix subsequently defaulted on the Plaintiffs’ investment.  The Bank was a defendant in this action due to the fact that Northern Star Financial’s former director, Frank Gazzola, was also a director of Phenix.

Northern Star Financial President and CEO, Tom Stienessen stated “We are extremely pleased with the federal court’s action. From the outset, we firmly believed that this lawsuit had no merit. The court’s action confirms that.”

In announcing that the Bank had prevailed, Stienessen went on to say that although the plaintiff’s complaints against the bank had been dismissed, the bank’s complaints against the plaintiff’s to compel payment of their notes was on-going.  Mr. Stienessen noted that several of the plaintiffs had already paid their loans in full.  Stienessen indicated that he expected that most, if not all of the plaintiff’s would make arrangements to repay their loans to the bank.

Northern Star Financial, Inc., as holding company for Northern Star Bank, is engaged in commercial and consumer banking, real estate lending and other related areas of commerce.

Northern Star Financial, Inc. common stock is quoted on the OTC Bulletin Board under the symbol “NSBK.”

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.